UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No. ___)

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LIVE CURRENT MEDIA INC.
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The following opinion was first provided to one or more stockholders beginning on October 1, 2010.

WILLIAM G. COBB THOMAS P. BEKO JOHN A. ABERASTURI JOHN C. BOYDEN REBECCA BRUCH BRENT L. RYMAN ANDREA K. PRESSLER PAUL M. BERTONE ANN M. ALEXANDER CHARITY F. FELTS BRETT A. DIEFFENBACH	ATTORNEYS AT LAW 99 WEST ARROYO STREET RENO, NEVADA 89509 MAILING ADDRESS: P.O. BOX 3559, RENO, NEVADA 89505 www.etsreno.com	OF COUNSEL ROGER L. ERICKSON DONALD A. THORPE A. STANYAN PECK GEORGE W. SWAINSTON 1936 – 2007 TELEPHONE: 775.786.3930 FACSIMILE: 775.786.4160 PBERTONE@ETSRENO.COM

September 29, 2010

C. Geoffrey Hampson
CEO
Live Current Media, Inc.
780 Beatty St., Suite 307
Vancouver, British Columbia V6B 2M1

Re:	Written Opinion re Indemnification of Directors and Officers Pursuant to NRS 78.751(1)(d)
David and Richard Jeffs, Derivatively on behalf of Live Current Media, Inc. v. Hampson, et al.
In the Circuit Court of Cook County, Illinois, Case No. 2010 CH 20921

Dear Mr. Hampson:

Pursuant to the engagement letter of August 9, 2010, Live Current Media, Inc., (Live Current) formally requests a written opinion pursuant to Nevada Revised Statute (NRS) 78.751(1)(d), prepared by this independent legal counsel, addressing whether Live Current is authorized to provide discretionary indemnification, pursuant to NRS 78.7502, as to those directors named as individual defendants in the complaint filed by David and Richard Jeffs, derivatively on behalf of Live Current Media, Inc., filed May 14, 2010, in the Circuit Court of Cook County, Illinois, Chancery Division, Case No. 2010 CH 20921.  The defendant directors named in that complaint are C. Geoffrey Hampson, James Taylor, Mark Benham, and Boris Wertz.

I understand this request is made because a quorum of the company board of directors consisting of directors not parties to the litigation cannot be achieved.  Pursuant to NRS 78.751(1)(d), Live Current, under such circumstances, can seek a written opinion by independent counsel, regarding rights of discretionary indemnification.  In rendering this opinion, I confirm that neither myself, nor anyone in this firm, have any prior professional relationship with, or conflict with Live Current, or any of the directors named.

An opinion has also been requested as to whether, if need be, Live Current may advance to the defendants in the above-described legal action expenses incurred in defending the lawsuit as they are incurred, and in advance of the final disposition of the action, whether pursuant to an agreement or agreements between Live Current and the above named defendants.

In brief and in sum, after conducting my investigation, and having considered the evidence and applicable law, I am of the opinion that the presumption of good faith afforded these directors is not overcome by a preponderance of the evidence, and hence that discretionary indemnification pursuant to NRS 78.7502(2) may be made by the corporation, as it is “proper in the circumstances” pursuant to NRS 78.751(1).

           Furthermore, should it be needed, advancement of expenses incurred prior to the final disposition of the action may be proper upon receipt of an undertaking by or on behalf of the directors, pursuant to an agreement made by the corporation under NRS 78.751(2).

List of Reviewed Documents

In connection with this opinion, I have reviewed and examined the following documents:

1.	Engagement letter dated August 9, 2010, requesting written opinion re discretionary indemnification of directors, between law firm of Erickson Thorpe & Swainston, Ltd., and Live Current Media.

2.
Action of board of directors of Live Current Media, Inc. by written consent in lieu of special meeting, authorizing engagement of independent counsel to determine whether indemnification of directors is proper in connection with the lawsuit.

3.
Complaint in Chancery, Jeffs v. Hampson, et al., within the Circuit Court of Cook County, Illinois, bringing derivative claims for breach of fiduciary duties, breach of contract, fraud, and unjust enrichment.

4.	Employment agreement dated May 31, 2007, between Communicate.com and Geoff Hampson.

5.	Amendment to employment agreement dated November 10, 2009.

6.	Second amendment to employment agreement dated December 28, 2009.

7.	Third amendment to employment agreement dated July 23, 2010.

8.	Form 10-Q filed by Live Current Media, Inc. dated August 16, 2010, with SEC.

9.	Certified copies of Articles of Incorporation of Troyden Corporation and amendments thereto, certified copy issued by Nevada Secretary of State on June 29, 2010.

10.	Form 8-K for Communicate.com, Inc. filed with SEC dated August 22, 2007.

11.	Bylaws of Troyden Corporation.

12.	Notice of motion within Jeffs v. Hampson matter, dated July 13, 2010.

13.	Order filed July 19, 2010, regarding substitution of judge as of right.

14.	Notice of motion to dismiss within Jeffs v. Hampson matter, dated July 2, 2010.

15.	Plaintiffs’ motion for discovery under Supreme Court Rule 191.

16.	Defendants’ responsive memorandum in opposition to plaintiffs’ motion for discovery under Supreme Court Rule 191.

17.	Notice of motion to substitute instanter conforming copy of motion to dismiss filed July 30, 2010.

18.	Defendants’ motion to dismiss based on objections to jurisdiction over the person and incorporated memorandum of law, dated July 2, 2010.

19.	Letter to Paul M. Bertone from James Newman at Holland & Hart, local counsel for David Jeffs, dated September 13, 2010, re persuasive argument against indemnification.

20.	Letter from James Newman to Paul M. Bertone, dated September 13, 2010, re recent preliminary proxy statement filed by Live Current Media with SEC.

21.	Preliminary proxy statement, Schedule 14A information, filed with SEC by David Jeffs, dated September, 2010.

22.	Preliminary proxy statement, Schedule 14A, filed with SEC by Live Current Media, dated September, 2010.

23.	Preliminary proxy statement, Schedule 14A, filed by Live Current Media, dated September 17, 2010, with SEC, which plaintiffs’ counsel has alleged contains slanderous and false statements.

24.	Letter from plaintiffs’ counsel, John L. Hayes, to Paul Bertone, dated September 21, 2010, delineating alleged false statements.

25.	Correspondence from Michael E. Barry to John Hayes, dated September 20, 2010, acknowledging dispute re falsity of statements.

26.	Email correspondence from Geoff Hampson to David Jeffs dated March 28, 2007, and March 27, 2007.

27.	Series of correspondence between Hampson and Jeffs dated May 11, 2007 and May 9, 2007.

28.	Series of correspondence between Hampson and David Jeffs dated May 2, 2007 and April 23, 2007.

29.	“Linked-in” profile for Geoff Hampson dated May 13, 2010.

30.	PR web announcement re “Chicago Data Center acquired by Corelink Data Centers – adds 81,000 sq. ft. data center in Chicago suburbs.”

31.	Executive profile and biography of C. Hampson from Bloomberg Business Week.

I assume that the documents provided within the course of this investigation conform to originals.

Interviews Conducted

I have conducted interviews of the following individuals in reaching my determination:

1.	C. Geoffrey Hampson, director, chairman of the board, CEO and CFO of Live Current.

2.	Boris Wertz, Director of Live Current.

3.	Mark Benham, Director of Live Current.

4.	James Taylor, Board member and Chairman of Audit Committee for Live Current.

5.	David Jeffs, shareholder of Live Current and plaintiff in current derivative action.

6.	Richard Jeffs, shareholder of Live Current and plaintiff in current derivative action.

7.	Mark Melville, who worked in Chief Corporate Development Office of Live Current from January 2008 through August 2009.

Allegations of Complaint

Plaintiffs David and Richard Jeffs have filed a derivative action on behalf of Live Current Media, Inc., against C. Geoffrey Hampson, director and CEO, and other board members, James Taylor, Mark Benham, and Boris Wertz.  The complaint is filed in the Circuit Court of Cook County, Illinois, in the Chancery Division, file stamp dated May 14, 2010.

Live Current is averred to be a corporation organized and existing under Nevada law, with its principle place of business in Chicago.  Live Current allegedly builds, owns, operates and acquires content and e-commerce websites on the Internet, conducting a broad range of business operations, servicing Internet customers and e-commerce applications.

David Jeffs was the former CEO of Live Current from 2002 through May of 2007.  Jeffs was involved in seeking and securing a new CEO for the company, represented in the person of C. Geoffrey Hampson.  Jeffs hired Hampson to replace him as CEO.  Hampson is alleged to have agreed to continue building Live Current through development or acquisition of profitable revenue generating companies. Hampson is alleged to have represented he would spend 100% of his time working to make Live Current more successful.  The complaint cites to Section 2.2 of the Employment Contract which provides that Hampson would “devote all his working time and attention to his employment hereunder and shall use best efforts to promote the interests of the company.”

Instead, in August of 2007, fewer than three months after signing his employment agreement, Hampson is alleged to have formed another company called Corelink Data Services.  Hampson is alleged to have failed to disclosed to the Live Current board his intent to form Corelink, and to have usurped the corporate opportunity represented by Corelink, which purportedly would have constituted a “natural extension” of Live Current’s existing infrastructure.  Hampson is alleged to have spent substantial amounts of time and Live Current’s resources traveling to build up Corelink.  The Complaint also notes that Hampson is the CEO of two other companies, Techvibes Media, Inc. and Fibros Technology, Ltd.

As an alleged result of the failure to devote all his working time to Live Current, Hampson supposedly spent insufficient time seeing to its affairs, which led to several adverse or disastrous business consequences.  For example, Hampson is alleged to have hired his girlfriend, Theresa Findlay, to run Perfume.com, which apparently generates revenues for Live Current.  Hampson is also alleged to have overpaid a Jonathan Ehrlich to become president of the company, and to have moved the company headquarters to Chicago.  Moreover, Hampson is alleged to have engineered the acquisition of an early startup company entitled “Auctomactic” for approximately $5 million, which never generated income for Live Current and which was written off the books by the end of 2009.  Hampson is also alleged to have bound Live Current to a contract to pay $50 million over 10 years to the Indian Premier League, an Indian cricket league.

As a result of these actions, Live Current Media is alleged to have sustained massive capital losses and is now unprofitable.

The complaint also contains “demand futility” allegations, delineating the lack of independence of Taylor, Benham and Wertz, so as to justify the derivative action.

Based on these allegations, a cause of action for breach of fiduciary duties is brought against all defendants.  Hampson is alleged to have failed to devote all working time to Live Current, to have failed to present the Corelink opportunity to Live Current, and to have diverted Live Current resources to another business venture, mainly Corelink.  The other directors are alleged to have effectively failed to adequately supervise and oversee Hampson.

The complaint also brings causes of action (“counts”) of breach of contract, fraud and unjust enrichment against Hampson, and seeks restitution, to disgorge all profits, and requests at least $50 million in damages, including a punitive award.

Standards for Review of Discretionary Indemnification and Burden of Proof

“Matters particular to the relationships among a corporation, its officers, its directors and its stockholders are considered to be internal affairs of the corporation. . . [t]hose affairs are governed by the law of the state of its incorporation.”  Horwitz v. Southwest Forest Industries, Inc., 612 F. Supp. 179, 182 (D. Nev. 1985).  See also, Fusion Fund II, LLC v. Ham, 2010 WL 2990817, *2 (7th Cir. (Ill.)) (recognizing that since entity was incorporated within Nevada, that State’s laws would determine whether investors were liable for debt, and this was an aspect of the internal affairs doctrine, a choice of law rule to which Illinois adhered).  As per this “internal affairs doctrine,” I will apply Nevada law to this Nevada corporation to determine rights of discretionary indemnity.

In Nevada, “the right to indemnification of directors is statutory in nature.”  Bedore v. Familian, 122 Nev. 5, 13, 125 P.3d 1168, 1173 (2006).  The right for discretionary indemnification of directors and officers for derivative suits (suits by or in the right of a corporation) are provided for within NRS 78.7502(2) which provides in pertinent part:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

* * *

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including  amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

A director may be liable pursuant to NRS 78.138 (referenced above), in the following fashion:

NRS 78.138 Directors and officers: Exercise of powers; performance of duties; presumptions and considerations; liability to corporation and stockholders.

* * *

7.	Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

(a)	The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

(b)	the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

I note too that the Articles of  Incorporation for the Troyden Corporation (now Live Current) contain a similar standard to that enunciated in NRS 78.138(7), in that no director or officer of the corporation is personally liable to the corporation for breach of a fiduciary duty, unless such act or omission involved intentional misconduct, fraud or a knowing violation of law.  (See Article 11 of Articles of Incorporation of Troyden Corporation, filed October 10, 1995.)

In any event, against this backdrop for determining when discretionary indemnification may be proper, the actual authority for making this determination by way of this written opinion, prepared by independent legal counsel, is found at NRS 78.751, which provides in pertinent part:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1.	Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

* * *

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

As the evidence presented in this matter is highly contested, I want to be clear regarding the standards and burdens of proof which I will utilize to determine whether the discretionary indemnification pursuant to NRS 78.7502(2) is “proper in the circumstances.”

Firstly, independent legal counsel has historically been afforded wide discretion in making this determination.  See, e.g. Site 35 Redevelopment Associates #1 v. Kretchmer, 148 Misc. 2d 89, 93, 559 N.Y. Supp. 2d 911, 914 (1989) (opinion of independent legal counsel regarding indemnification should be honored if no demonstrated lack of independence, and if opinions are reasonable in light of law and facts); Schmidt v. Magnetic Head Corp., 97 A.D. 2d 151, 163, 468 N.Y. Supp. 2d 649, 657 (1983) (court refusing to impose particular procedural requirements on investigation, and rejecting claim that independent counsel’s investigation was a sham as a matter of law because he did not interview parties to the litigation but merely examined pleadings and certain affidavits and exhibits).

In making any determination herein, and in exercising the above described wide discretion, I start with a recognition that Nevada has codified the “business judgment rule” at NRS 78.138(3), which provides, “directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation.”  The business judgment rule creates a presumption that the corporate directors act in good faith. As such, I initially presume that the defendants herein have acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation as per NRS 78.7502(2)(b).  I also note that such business judgment rule protects all but “gross negligence.”  Shoen v. SAC Holding Corporation, 122 Nev. 621, 640, 137 P.3d 1171, 1184 (2006).

To overcome this presumption, the plaintiffs must prove an act of bad faith by the preponderance of the evidence.  This is the plaintiffs’ burden.  In Re Dwight’s Piano Co., 424 B.R. 260, 284 (S.D. Ohio 2009) (applying Delaware law pertaining to overcoming presumptions of business judgment rule).  And though proof of fraud usually requires clear and convincing evidence, within this setting, since corporate directors must already abide by a heightened standard of conduct, the complaining shareholders do not need to prove  fraud or intentional misconduct by such higher evidentiary standard.  Bedore v. Familian, 122 Nev. 5, 13, Fn. 23, 125 P.3d 1168, 1173 (2006).

In determining whether discretionary indemnification is “proper under the circumstances,” I look not only to whether the actions of the directors were made in good faith, but I also view all the circumstances of the case, including those circumstances which might aid in determining director good faith, or affect my ability to determine such good faith.  Also, I am cognizant of, and do consider, all remaining elements of NRS 78.138,  i.e., factors upon which directors may rely and consider in exercising their respective powers with the view toward the interests of the corporation.

Finally, in rendering any determination, I bear in mind the policies underlying director indemnification within Nevada.  The “indemnification statute should be broadly interpreted to further the goals it was enacted to achieve. . . . An indemnification statute’s larger purpose is to encourage capable men to serve as corporate directors, secure in the knowledge that expenses incurred by them in upholding their honesty and integrity as directors will be borne by the corporation they serve.”  Bedore v. Familian, 122 Nev. 5, 13, 125 P.3d 1168, 1173 (2006).

Thus, utilizing the above-described standards, I make the following findings of fact and conclusions of law.

Findings of Fact and Conclusions of Law

After reviewing the allegations set forth in the Complaint in Chancery identified above and all the facts and circumstances brought to my attention during the course of the investigation, I believe the directors C. Geoffrey Hampson, James Taylor, Mark Benham, and Boris Wertz are eligible for indemnification under the provisions of NRS 78.7502(2).  In reaching this conclusion, I assess the following:

Much of the thrust of the complaint, and causes of action therein, is based upon the allegation that Mr. Hampson represented to the plaintiffs that he would devote 100% of his time working to make Live Current more successful, and wind up all other business obligations.  This promise was alleged to be encapsulated in Section 2.2 of the employment contract which provides that Hampson will “devote all of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the company.”

Instead, Hampson is alleged in August, 2007, to have formed another company called Corelink Data Services, LLC, to which he devoted substantial amounts of time.  Within their interviews, David and Richard Jeffs reemphasized that Hampson told them he would spend 100% of his time toward Live Current’s business.

Hampson maintained within his interview that the Jeffs knew at all times that he had other business interests.  But, he understood he would be working “full time” for Live Current, and contends that he did devote full time to his duties.  Hampson essentially contended that he complied with the spirit of his employment contract.

Hampson characterized himself as an investor in Corelink who agreed to serve as CEO, and sat on the board; however, he maintained that it was the president of Corelink who essentially ran the day-to-day operations of the company.  Hampson insisted that although he served as CEO for other companies, time devoted to these tasks was absolutely minimal and was with full knowledge of the board and approval of the board of outside activities.

Although Hampson is now currently on a less than full time schedule, he maintains that he worked on a  full time basis for at least two years.  The board members generally confirm these assertions.  Mark Benham noted that Hampson was putting in “massive amounts of time” trying to generate capital for Live Current, and raising money tirelessly for Perfume.com and Cricket.com.  He also understood that Hampson had other business interests.  James Taylor noted that at one point Hampson was working “80 hour weeks” for Live Current.  Mark Melville also proffered similar testimony.  Melville served in the chief corporate development office from January of 2008 through approximately August of 2009, and was in close contact with Hampson.  Melville stated that Hampson worked “a full time job and more” and that his hours and efforts and responsiveness were typical for any top level executive in any company. Melville stated that he knew Hampson sat on the Corelink board and had other activities.  But Melville characterized Hampson’s outside activities as more of a “board member role.”

Ordinarily, in light of the language within the employment agreement regarding devoting all working time and attention to his employment with Live Current Media, I would tend to view evidence of any other business activity of Hampson with a jaundiced eye.  The language and intent of the employment agreement seem fairly apparent.

The problem, however, is that I am interpreting this contract from an American law, and more specifically, a Nevada law, perspective.  The employment agreement, at Section 22, provides that it shall be governed and construed in accordance with the laws of British Columbia, and the laws of Canada applicable therein.  While I assume that both the Canadian and American legal systems share a common history stemming from English common law, this is merely an assumption.  I have no expertise in any Canadian law at all.  It is conceivable that under Canadian or British Columbia law, “working time” could constitute a term of art with a different meaning from that commonly understand in American jurisprudence.  Or perhaps “substantial compliance” with a contract precludes a finding of breach.  I do not know, and I am not willing to guess.  While it might not be an insurmountable obstacle to apply the law of a foreign country, no parties have presented any evidence regarding Canadian law on contract interpretation.

Moreover, the employment contract’s required use of British Columbian and Canadian law only reinforces my opinion that any of the complaint’s causes of action which stem from an alleged failure of Hampson to devote all his working time to Live Current Media must have been submitted to arbitration as described in Section 15 of the employment agreement.  The arbitrator appointed by the British Columbia International Commercial Arbitration Centre in Vancouver, British Columbia, would undoubtedly be expert and more adroit in applying British Columbia and Canadian law to this dispute.  And I do determine that this is a dispute between the parties “otherwise arising under this agreement. . . .” as per the arbitration provision of the employment agreement at Section 15(a).

A Nevada court would not hesitate to compel arbitration in this matter.  In adjudging the scope of arbitration agreements, Nevada resolves all doubts concerning the arbitrability of the subject matter of a dispute in favor of arbitration.  Kindred v. Second Judicial District Court, 116 Nev. 405, 411, 996 P.2d 903, 907 (2000).  Nor does the fact that this suit is being brought derivatively change the validity or enforceability of this arbitration agreement.  A corporation’s agreement to arbitrate is binding on shareholders bringing derivative actions.  Frederick v. First Union Securities, Inc., 100 Cal. App. 4th 694, 701 (2002).  And the arbitrator here arguably would have the power to award both damages, and equitable relief.  See, Sec. 12 of employment contract.  My belief that Hampson should not be in an American court action at all only reinforces my belief that indemnification (which includes expenses for amounts paid in settlement and attorneys’ fees) is “proper in the circumstances.”

Based on all of the foregoing, I therefore conclude that it has not been proven to a preponderance of the evidence that Hampson has breached his employment contract, his fiduciary duties, has committed fraud or was unjustly enriched, by failing to devote sufficient work time to his duties at Live Current.  As such, indemnification is proper under the circumstances.  I likewise find that bad faith has not been shown by a preponderance of the evidence regarding any allegations of diverting Live Current resources to another venture, namely Corelink.

Plaintiffs have also alleged that Hampson’s involvement with Corelink represents a usurping of corporate opportunity which should have been made available to Live Current.  David Jeffs stated in interview that he was told that a Corelink type business model would be offered as an opportunity of expansion to Live Current.

Hampson denies that Corelink would integrate into the Live Current business model as the two are “very different.”  Hampson contends that Live Current maintains a collection of Internet domain names which it utilizes, whereas Corelink maintains data centers and electronic systems which represent the “bricks and mortar” world, as compared to the “virtual business” represented by Live Current.

I am very much left with the impression that any decision regarding the usurping of a corporate opportunity in this highly technical field should be left to the trier of fact  after a full venting of evidence, and left to the ultimate trier of fact.  However, within this limited forum, and my limited understanding of the concepts here involved, I will afford Hampson the benefit of doubt under the business judgment rule, and hold that bad faith has not been shown by a preponderance of the evidence.  I also note that all other board members, as well as Mark Melville, seem to have been aware of Hampson’s Corelink involvement, or at least involvement in other business interests.

Plaintiffs’ contend that Jonathan Ehrlich was hired due to the fact that Hampson was devoting substantial time to other interests, especially Corelink.  Defendants contend that Ehrlich was hired to assist in running the company, deny the $1 million bonus alleged by plaintiffs, and instead contend that there was only a $200,000.00 signing bonus.  Defendants further contend that after the severe downturn in the economy,  Live Current negotiated a deal to “downsize” Mr. Ehrlich when his services were no longer needed.

I find these actions to be within the power of the directors who are vested with complete and unrestrained authority in the management of the affairs of the company under Article II of the bylaws of the Troyden Corporation.  I therefore fail to find any bad faith within these allegations by a preponderance of the evidence.

I am not convinced that Live Current has moved its offices from Vancouver to Chicago upon the evidence before me, and therefore find no bad faith preventing indemnification within these allegations.

The complaint also makes reference to Hampson hiring his girlfriend, Teresa Findlay, to run Perfume.com, which is one of Live Current’s primary revenue generating entities operating at a profit.  David and Richard Jeffs maintain that Findlay is incompetent.

In contrast, Hampson acknowledges that Findlay is his girlfriend and indeed, it is reflected within certain SEC documents that Findlay is his Canadian “common law wife.”  Hampson insists that she is a designer by trade, began as a contractor doing part time work for Live Current, and worked her way up to manager level.  Hampson also insists that Findlay is highly skilled and believes she is qualified to oversee the shift which Perfume.com is undertaking from a discount perfume type vendor, into the “high end” perfume market.

While employing a girlfriend or common law wife may lend itself to the appearance of impropriety, I do not find, based on the evidence before me, bad faith precluding indemnification through the employment of Findlay.

The complaint alleges several “disastrous business transactions,” one involving an early start-up called Auctomatic for $5 million, which was staffed by young and inexperienced individuals between 17 and 24 years of age, and which eventually was written off for a loss.  The complaint also describes Hampson’s purported contract to pay $50 million over ten years to the Indian Premier League, an Indian cricket league.

In response, Hampson contends that the Auctomatic deal involved an attempted acquisition of a technological development team that came highly recommended from Silicon Valley. Hampson states that the company was looking to recruit a talent pool, and that the board approved, but when capital toward development was not forthcoming, due in part to the economic downturn, the board took the most conservative approach by writing off the loss.  With regard to the $50 million cricket league deal, this was an attempt to capitalize on the cricket.com domain name, to which Live Current had exclusive domain rights.  Live Current was attempting to establish a premier online cricket destination. However, they could not raise enough capital (again due to the economic climate) and thus conducted a novation with a separate entity regarding the deal.  Hampson contends that the domain name actually made a $1 million profit.

I find both these transactions to fall within the business judgment rule, and cannot find bad faith by a preponderance of the evidence.

The complaint references massive losses of income, contending that as a result of the wrongful actions described, Live Current is now unprofitable and has a working capital deficit.  In reference to these allegations, I take judicial notice of the drastic downturn in the world economy since Mr. Hampson has taken the helm of Live Current.  I also note a series of drastic salary cuts, reflected through three different amendments to Hampson’s employment agreement, which began approximately six months before the initiation of this current lawsuit.  Hampson acknowledges that he is currently accepting a salary reduction to where he is making one Canadian dollar a year to work approximately 10 to 15 hours per week for Live Current.  He describes his current duties as making for a smooth transition for Paul Morrison.  Plaintiffs object to this 10 to 15 hour per week schedule, stating that this is not going to encourage any person to do a great job for the company.  Board member Wertz noted that the amendments to Hampson’s salary were basically a response to the economic situation of the company.

In any event, I view the salary reduction as an attempt at good faith, and do not view any bad faith proved by a preponderance of the evidence due to the economic downturns which Live Current has suffered.  I also observe that testimony has established that Hampson has invested approximately one million dollars of his own money into Live Current, thus he has little incentive to see this company fail.

Finally, the complaint alleges that the directors Taylor, Benham, and Wertz, breached their duties of trust, loyalty and good faith by essentially failing to adequately supervise Hampson, and failing to properly oversee the management of Live Current.  I find insufficient evidence to overcome the business judgment rule and therefore find no bad faith precluding indemnification, which I view as being proper in the circumstances.

In sum, after reviewing all of the allegations set forth in the complaint, and all of the facts and circumstances revealed through my investigation, I fail to find a sufficient preponderance of the evidence so as to illustrate or tend to establish that any of the defendants, C. Geoffrey Hampson, James Taylor, Mark Benham, or Boris Wertz, would be liable under the provisions of NRS 78.138.  Nor do I find by a preponderance of the evidence any conduct which would render the directors personally liable to the corporation under the Articles of Incorporation of the Troyden Corporation, Article 11. Moreover, the evidence did not overcome any presumption that said defendants acted “in good faith and in a manner in which they reasonably believed to be in and not opposed to the best interests of the corporation.”  See NRS 78.7502(2)(b); NRS 78.138(3).

As such, I determine that discretionary indemnification is proper under the circumstances.  See NRS 78.751(1).

Finally, I should caution that the allowance of indemnification described above, in my opinion, may, pursuant to the  language within final sentence of NRS 78.7502(2), be eventually negated, if a court of competent jurisdiction and after exhaustion of all appeals therefrom, determines that indemnification may not be proper in view of all these circumstances of the case and that the directors are not fairly and reasonably entitled to indemnity for expenses.  Should such a determination occur, it is conceivable that some type of action or order for reimbursement may result.  See Bedore v. Familian, 122 Nev. 5, 14, 125 P.3d 1168, 1174 (2006).

Advancement by Live Current Media to the defendant Directors of Expenses incurred in defending the lawsuit as they are incurred, and in advance of final disposition of the lawsuit, may be made by an agreement with the corporation pursuant to NRS 78.751(2)

Lastly, I have been asked to determine whether advance by Live Current to the defendants of expenses incurred in defending the above-referenced lawsuit, as they are incurred and in advance of the final disposition of the action, may be made by agreement in Nevada.  I am of the opinion that such advancement is proper under Nevada law, upon agreement made by the corporation with the directors and upon receipt of sufficient “undertaking” by or on behalf of the directors to repay the amount if it is ultimately determined by a court of competent jurisdiction that the directors are not entitled to be indemnified by the corporation.

NRS 78.751(2) provides in pertinent part:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

* * *

2.	The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

My research indicates that:

Advancement. . . is an especially important corollary to indemnification as an inducement for attracting capable individuals into corporate service. Advancement provides corporate officials with immediate interim relief from the personal out-of-pocket financial burden of paying the significant on-going expenses inevitably involved with investigations and legal proceedings * * * the right to advancement is not dependent on the right to indemnification.

Westar Energy, Inc. v. Wittig, 235 P.3d 515, 522 (Kan. 2010) (applying Delaware law).

It is noteworthy that within the bylaws of the Troyden Corporation, under Article VI, Section 6, “no loan or advance of money shall be made by the company to any stockholder or officer therein, unless the Board of Directors shall otherwise authorize.”  I do not view this language as in any way impeding the right of advancement available to the defendant under NRS 78.751(2).  Moreover, there do not appear to be any bylaws which would affect the meaning of “undertaking” as reflected within the statute, such as by requiring proof of ability to repay or posting of a secured bond.  See, e.g., Home Store, Inc. v. Tafeen, 888 A.2d 204, 212 (Del. 2005).  I do again caution that those conferred the right to advancement must recognize that the advances must be repaid if it is ultimately determined that the corporate official is not entitled to indemnification.  Id. at 212-213.  See also, NRS 78.751(2) & (3)(a).

As such, I am of the opinion that NRS 78.751(2) would allow an agreement to be made by Live Current so that the expenses of the directors and officers incurred in defending the above-referenced civil action must be paid by the corporation as they are incurred and in advance of the final disposition of the action, upon receipt of a proper undertaking on behalf of said defendant officers and directors to repay such amount if it is ultimately determined by a court of competent jurisdiction that such defendants are not entitled to be indemnified by the corporation.  And again, while I do not view Article VI, Section 6 of the Troyden Corporation bylaws as allowing the specific advancement purportedly described in NRS 78.751(2), nor do I view that bylaw as prohibiting such advancement as pursuant to the statute.  Finally, I note that as per the last sentence of the statute, the advancement described herein should not adversely affect the right to discretionary indemnification (and any moneys “advanced” through that procedure) described above.

I trust that this written opinion addresses all the issues to which I was directed.  If I can be of any further assistance, please do not hesitate to contact me.

Very truly yours,

ERICKSON, THORPE & SWAINSTON

/s/ Paul M. Bertone

PAUL M. BERTONE